EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 16, 2009 (except for Note 14, as to which the date is November 12, 2009), with respect to the consolidated financial statements included in the Form 8-K of Toreador Resources Corporation. We hereby consent to the incorporation by reference of said report in the Registration Statements of Toreador Resources Corporation on Forms S-8 (File No. 333-14145, File No. 333-39309, File No. 333-88475, No. 333-53632, File No. 333-99959, File No. 333-125050, File No. 333-134144, and File No. 333-150930) and on Forms S-3 (File No. 333-52522, File No. 333-65720, File No. 333-118376, File No. 333-118377, and File No. 333-129628).

/s/ : Grant Thornton LLP
Houston, Texas
November 12, 2009